EXHIBIT 11

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                                                 TEXACO INC. AND SUBSIDIARY COMPANIES
                                           COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                                      FOR THE SIX AND THREE  MONTHS  ENDED JUNE 30, 1998 AND 1997
                                      -----------------------------------------------------------
                                                (millions of dollars, except as noted)

                                                                                             (Unaudited)
                                                                         -------------------------------------------------
                                                                         For the six months           For the three months
                                                                           ended June 30,                ended June 30,
                                                                         --------------------         --------------------
                                                                         1998         1997(a)         1998         1997(a)
                                                                         ----         -------         ----         -------

Basic Net Income Per Common Share:

     Net income   less preferred stock dividend requirements           $   574        $ 1,523       $   329        $   557
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            531,232        519,328       530,550        519,375
                                                                       =======        =======       =======        =======

     Basic net income per share (dollars)                              $  1.08        $  2.93       $  0.62        $  1.07
                                                                       =======        =======       =======        =======


Diluted Net Income Per Common Share:

     Net income less preferred stock dividend requirements             $   574        $ 1,523       $   329        $   557

     Adjustments, mainly ESOP preferred stock dividends                     17             18             8              9
                                                                       -------        -------       -------        -------

     Net income for diluted net income per share                       $   591        $ 1,541       $   337        $   566
                                                                       =======        =======       =======        =======

     Average shares outstanding (thousands)                            531,232        519,328       530,550        519,375

     Adjustments, mainly ESOP preferred stock                           19,366         20,635        19,225         20,488
                                                                       -------        -------       -------        -------

     Shares outstanding for diluted computation (thousands)            550,598        539,963       549,775        539,863
                                                                       =======        =======       =======        =======

     Diluted net income per share (dollars)                            $  1.07        $  2.85       $  0.61        $  1.05
                                                                       =======        =======       =======        =======


(a) Reflects two-for-one stock split, effective September 29, 1997.
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